Form 10-K, Exhibit 13
period 1996-12-31
CHELSEA PIERS LP
filed 1997-03-31
CIK 929702

CHELSEA PIERS L.P.
                                 AND SUBSIDIARY


                        CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994





k

                               Chelsea Piers L.P.
                                 and Subsidiary

                                    Contents



Report of independent certified public accountants ...............         F-1

Consolidated financial statements:
   Balance sheets ................................................         F-2
   Statements of operations ......................................         F-3
   Statements of partners' equity (deficit) ......................         F-4
   Statements of cash flows ......................................         F-5
   Notes to consolidated financial statements ....................  F-6 - F-17

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Chelsea Piers L.P.
New York, New York

     We have audited the accompanying consolidated balance sheets of Chelsea Piers L.P. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chelsea Piers L.P. and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and at December 31, 1996 has deficiencies in working capital and partners' equity of approximately $5.7 million and $4.1 million, respectively. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                        /s/ BDO Seidman, LLP
                                                        ------------------------
                                                        BDO Seidman, LLP


New York, New York
February 12, 1997

                               CHELSEA PIERS L.P.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS



December 31,                                             1996               1995
------------                                      ------------     ------------

ASSETS
Current:
  Cash and cash equivalents ..................    $    308,971     $  8,128,625
  Accounts receivable ........................         317,853          163,134
  Inventory (Note 1) .........................         101,531             --
  Prepaid insurance ..........................         640,317          306,488
  Due from related parties ...................            --             43,190
  Preopening costs (Note 1) ..................            --            723,420
                                                  ------------     ------------
        Total current assets .................       1,368,672        9,364,857

Property and equipment, at cost,
 less accumulated depreciation
 (Notes 1 and 3) .............................       2,482,708        1,949,101
Prepaid rent (Notes 1 and 5) .................      52,185,238       49,893,481
Financing costs, less accumulated
 amortization of $1,185,483
 and $713,581, respectively
 (Notes 1 and 4) .............................       3,533,536        4,005,438
Deferred rent (Notes 1 and 5) ................       1,708,743        1,243,001
Other assets .................................         209,850          213,850
                                                  ------------     ------------
                                                  $ 61,488,747     $ 66,669,728
                                                  ============     ============

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current:
  Notes payable - partners (Note 8) ..........    $  3,541,825     $       --
  Accounts payable and accrued expenses ......       1,255,790          860,916
  Construction costs payable -
   current (Note 6) ..........................       1,248,888        2,352,876
  Deferred revenues (Note 1) .................         541,879          504,067
  Interest payable ...........................         295,152             --
  Due to related parties .....................         137,031             --
                                                  ------------     ------------
       Total current liabilities .............       7,020,565        3,717,859

Construction costs payable -
 long-term (Note 6) ..........................       1,339,545             --
Discount First Mortgage Notes payable,
 net of discount of $ -0- and
 $3,053,075, respectively
 (Notes 1 and 4) .............................      57,040,000       53,986,925
Other liabilities ............................         231,901          295,250
                                                  ------------     ------------
       Total liabilities .....................      65,632,011       58,000,034

Commitments and contingencies
 (Notes 1, 4, 5, 6, 7, 8 and 9)
Partners' equity (deficit):
  General partner ............................        (169,571)         (31,803)
  Limited partners ...........................      (3,973,693)       8,701,497
                                                  ------------     ------------
       Total partners' equity (deficit) ......      (4,143,264)       8,669,694
                                                  ------------     ------------
                                                  $ 61,488,747     $ 66,669,728
                                                  ============     ============


          See accompanying notes to consolidated financial statements.

                               CHELSEA PIERS L.P.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS



Year ended December 31,                    1996            1995            1994
                                   ------------    ------------    ------------

Revenues (Notes 5, 10 and 11) ..   $ 22,061,356   $   7,939,071    $  5,540,919
Expenses:
   Operating expenses ..........     13,002,675       5,805,757       3,397,924
   Rent (Note 5) ...............      8,689,721       6,915,686       4,715,761
   General and administrative ..      6,841,376       3,778,764       1,973,744
                                   ------------    ------------    ------------
        Total expenses .........     28,533,772      16,500,207      10,087,429
                                   ------------    ------------    ------------
        Loss from operations ...     (6,472,416)     (8,561,136)     (4,546,510)
Other (expense) income:
   Interest income .............         81,299       1,581,432       1,216,938
   Interest expense ............     (6,913,829)     (6,126,996)     (2,848,752)
   Financing costs .............       (471,901)       (471,812)       (260,769)
                                   ------------    ------------    ------------
Net loss .......................   $(13,776,847)   $(13,578,512)   $ (6,439,093)
                                   ============    ============    ============

          See accompanying notes to consolidated financial statements.

                               CHELSEA PIERS L.P.
                                 AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)


YEARS ENDED DECEMBER 31, 1996,           General        Limited
 1995 AND 1994                           Partner        Partners           Total
------------------------------     ------------    ------------    ------------
Balance, January 1, 1994 .......   $     (1,127)   $   (111,574)   $   (112,701)
Partners' capital contribution .        169,500      16,780,500      16,950,000
Net loss .......................        (64,391)     (6,374,702)     (6,439,093)
                                   ------------    ------------    ------------
Balance, December 31, 1994 .....        103,982      10,294,224      10,398,206
Partners' capital contribution .           --        11,850,000      11,850,000
Net loss .......................       (135,785)    (13,442,727)    (13,578,512)
                                   ------------    ------------    ------------
Balance, December 31, 1995 .....        (31,803)      8,701,497       8,669,694
Partners' capital contribution .           --           963,889         963,889
Net loss .......................       (137,768)    (13,639,079)    (13,776,847)
                                   ------------    ------------    ------------
Balance, December 31, 1996 .....   $   (169,571)   $ (3,973,693)   $ (4,143,264)
                                   ============    ============    ============

          See accompanying notes to consolidated financial statements.

                               CHELSEA PIERS L.P.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (NOTES 1 AND 12)

Year ended December 31,                          1996            1995            1994
-----------------------                  ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                              $(13,776,847)   $(13,578,512)    $(6,439,093)
                                         ------------    ------------     -----------
   Adjustments to reconcile net loss
    to net cash provided by (used in)
    operating activities:
      Depreciation ...................        840,566         369,574           7,061
      Amortization ...................     10,916,501      11,775,191       5,645,364
      Decrease (increase) in:
         Accounts receivable .........       (154,719)        (75,339)        (49,271)
         Inventory ...................       (101,531)           --              --
         Due from related parties ....         43,190         (16,125)        (27,065)
         Prepaid insurance ...........       (333,829)       (188,332)       (118,156)
         Preopening costs ............           --          (682,621)       (133,921)
         Deferred rent ...............       (465,742)       (728,288)       (514,713)
         Other assets ................          4,000         268,594        (243,999)
      Increase (decrease) in:
         Interest payable ............        295,152            --              --
         Due to related parties ......        137,031            --          (158,950)
         Accounts payable, accrued
          expenses and other
          current liabilities ........     (1,958,002)      2,624,391         134,840
         Deferred revenues ...........         37,812         459,142          44,925
         Other liabilities ...........        (62,862)        239,011          56,240
                                         ------------    ------------     -----------
           Total adjustments .........      9,197,567      14,045,198       4,642,355
                                         ------------    ------------     -----------
           Net cash provided by (used
            in) operating activities .     (4,579,280)        466,686      (1,796,738)
                                         ------------    ------------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of equipment ..........     (1,249,566)     (2,279,834)        (32,234)
   Increase in prepaid rent ..........     (6,496,522)    (47,109,930)     (7,113,893)
   Changes in restricted cash ........           --        44,820,618     (44,820,618)
                                         ------------    ------------     -----------
           Net cash used in
            investing activities .....     (7,746,088)     (4,569,146)    (51,966,745)
                                         ------------    ------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of discount
    first mortgage notes .............           --              --        45,053,648
   Capital contributions from partners        963,889      11,850,000      13,543,888
   Note payable - partners ...........      3,541,825            --              --
   Financing costs ...................           --              --        (4,719,018)
                                         ------------    ------------     -----------
           Net cash provided
            by financing activities ..      4,505,714      11,850,000      53,878,518
                                         ------------    ------------     -----------
Net increase (decrease) in cash and
 cash equivalents ....................     (7,819,654)      7,747,540         115,035
Cash and cash equivalents,
 beginning of year ...................      8,128,625         381,085         266,050
                                         ------------    ------------     -----------
Cash and cash equivalents, end of year   $    308,971    $  8,128,625    $    381,085
                                         ============    ============    ============

          See accompanying notes to consolidated financial statements.

                               CHELSEA PIERS L.P.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF                  (A)    BASIS OF PRESENTATION
     ACCOUNTING POLICIES
                                        The  consolidated  financial  statements
                                        include the  accounts  of Chelsea  Piers
                                        L.P.   (the   "Partnership")   and   its
                                        wholly-owned   subsidiary,   CP  Funding
                                        Corp.  (collectively  referred to as the
                                        "Company"). All significant intercompany
                                        balances  and  transactions   have  been
                                        eliminated.

                                 (b)     ORGANIZATION

                                        The  Company  was  formed in May 1992 to
                                        develop   and   operate  a  sports   and
                                        entertainment complex (the "Complex") on
                                        Piers  59-62 on the Hudson  River in New
                                        York  ("Chelsea  Piers").   The  Company
                                        began  business  on May  14,  1993,  and
                                        began   principal    construction    and
                                        operation on the piers in July 1994. The various facilities were completed and placed into service as follows: Roller Rink - July 1995, Sky Rink (at its new location) September 1995, Field House - September 1995, Golf Club October 1995, and the Sports Center - February 1996.

                                        The Company also subleases commercial, soundstage and marina space. Since the Complex primarily entails the operation of a single sports and entertainment facility, the Company is considered to operate in a single business segment.

                                 (c)     PARTNERSHIP AGREEMENT

                                        The partnership  agreement provides that
                                        distributions  of  available  cash  will
                                        generally  be  made in  accordance  with
                                        each  partner's   percentage   interest.
                                        Income or loss for the period prior to June 27, 1994 shall be allocated 1% to the general partner, 57.6% to Roland W. Betts and 41.4% to Tom A. Bernstein.

                                 Subsequent   income   from   operations   shall
                                 generally be allocated to the partners as follows:

                                 1. first, to the partners having deficits in their capital accounts in excess of their respective shares of minimum gain in the ratio of such excess deficits
                                        until   such   excess    deficits    are
                                        eliminated;

                                 2. next, to the partners in the ratio of, and in an aggregate amount not to exceed,  the amounts of  available  cash
                                        from  operations   distributed  to  them
                                        reduced  by   previous   allocation   of
                                        income; and

                                 3. finally, to the extent of any remaining income or gain, to the partners in accordance with their percentage interests.

                                 Subsequent losses from operations shall be allocated to the partners as follows:

                                 1. first, to the partners in a manner so that the capital accounts of the partners have balances which are as close as possible to the total distributions each partner would receive as if the Partnership were liquidated at the end of such fiscal year (assuming solely for the purpose of this allocation that there would be no additional gain or loss on the liquidation of the Partnership); and

                                  2. next, to the partners in the ratio of their percentage interests.

                                        At such time as aggregate  distributions
                                        (plus  sale  proceeds  in the event of a
                                        sale of a  limited  partner's  interest)
                                        exceed  invested  capital  of a  limited
                                        partner,  the percentage interest of the
                                        general  partner shall include  14.1415%
                                        of such limited partner's interest.

                                        Chelsea  Piers   Management   Inc.,  the
                                        general  partner  (the "GP"),  has full,
                                        complete and  exclusive  discretion  and
                                        authority  to manage the business of the
                                        Company. Commencing July 1, 1994, the GP
                                        began  receiving a fee (the  "Management
                                        Fee") of $500,000  for each of the first
                                        two twelve-month periods, $1 million for
                                        each  of  the  next   two   twelve-month
                                        periods   and  $1.5   million   annually
                                        thereafter, adjusted by the consumer price index. The Company shall reimburse the GP for certain costs and expenses of the Company that may be advanced from time to time.

                                 (d)    INVENTORY

                                        Inventory,  which  consist  primarily of
                                        sporting  merchandise,  is stated at the
                                        lower  of  cost  or   market.   Cost  is
                                        determined using the retail method.

                                 (e)    PROPERTY AND EQUIPMENT AND DEPRECIATION

                                        Property  and  equipment  is  stated  at
                                        cost.  Depreciation  is  computed by the
                                        declining   balance   method   over  the
                                        estimated useful lives of the assets ranging from five to seven years.

                                 (f)    PREPAID RENT

                                        Prepaid rent consists of costs incurred in connection with the development and construction of the piers. In accordance with the lease with the Department of Transportation (see Note 5), these costs constitute additional rent and are being amortized on a straight-line basis over a ten-year period.

                                 (g)    PREOPENING COSTS

                                        All incremental  costs,  which primarily
                                        include  salaries  paid to  employees to
                                        solicit   membership   at  the   various
                                        facilities  at the piers,  were deferred
                                        and  amortized,   commencing   with  the
                                        opening of the respective facilities, over a twelve-month period. These costs have been fully amortized as of December 31, 1996.

                                 (h)    FINANCING COSTS

                                        Financing costs are amortized, using the straight-line method, over 10 years (the term of the A Notes). See Note 4.

                                 (i)    NOTE DISCOUNT

                                        Accretion of note discount is computed using the effective interest method. Full accreted value was reached June 15, 1996 and interest is paid semi-annually starting December 15, 1996.

                                 (j)    REVENUE RECOGNITION

                                        The Company  offers  various  sports and
                                        entertainment  facilities  at the piers.
                                        Revenue   is    recognized    when   the
                                        facilities are used.

                                        Membership fees for the Company's health
                                        club  are  recognized  as  revenue  on a
                                        straight-line  basis over the membership
                                        term.  Deferred revenue represents those
                                        membership  fees  received  and  not yet
                                        earned.  Initiation  fees are recognized
                                        as  revenue  when  received   since  the
                                        Company  is  under  no   obligation   to
                                        perform additional services relating to those fees.

                                        The    Company    leases    soundstages,
                                        commercial  space and marina  facilities
                                        generally  under  leases  of  less  than
                                        twelve months duration. In addition, the
                                        Company has  long-term  subleases  under
                                        which   revenue  is   recognized   on  a
                                        straight-line basis over the lease term.
                                        The Company's deferred rent represents the amount of the excess of rental revenues recognized on a straight-line basis over the annual rent payments under the sublease.

                                        The Company has sponsorship agreements with various sponsors. These agreements call for various forms of advertising which incorporates the Company's and sponsor's name. Sponsorship income is recognized ratably over the life of the respective sponsorship agreements.

                                 (k)    OPERATING EXPENSES

                                        Operating  expenses consist primarily of
                                        costs  to  generate  revenues.   Certain
                                        administrative    services   have   been
                                        provided to the Company by an affiliate at no cost prior to June 30, 1994. Management has determined the value of these services to be immaterial.

                                 (l)    INCOME TAXES

                                        Income  or  loss  of  the   Company   is
                                        required   to   be   reported   by   the
                                        respective partners on their income tax returns and with the exception of New York City unincorporated business tax is not taxed to the Company.

                                 (m)    CASH EQUIVALENTS

                                        For purposes of the  statements  of cash
                                        flows, the Company  considers all highly
                                        liquid  investments   purchased  with  a
                                        maturity of three months or less to be cash equivalents.

                                 (n)    ESTIMATES

                                        The preparation of financial  statements
                                        in conformity  with  generally  accepted
                                        accounting      principles      requires
                                        management   to   make   estimates   and
                                        assumptions  that  affect  the  reported
                                        amounts  of assets and  liabilities  and
                                        disclosure  of  contingent   assets  and
                                        liabilities at the date of the financial
                                        statements  and the reported  amounts of
                                        revenues   and   expenses   during   the
                                        reporting period. Actual results could differ from those estimates.

                                  (o)   LONG-LIVED ASSETS

                                        In 1996, the Company  adopted  Statement
                                        of Financial  Accounting  Standards  No.
                                        121,  "Accounting  for the Impairment of
                                        Long-Lived  Assets  and  for  Long-Lived
                                        Assets to be Disposed  of".  The Company
                                        reviews  certain  long-lived  assets for
                                        impairment whenever events or changes in
                                        circumstances indicate that the carrying
                                        amount may not be  recoverable.  In that
                                        regard,   the   Company   assesses   the
                                        recoverability of such assets based upon
                                        estimated    nondiscounted   cash   flow
                                        forecasts.    The   adoption   of   this
                                        statement did not affect the financial statements.

                                 (p)    FAIR VALUE OF FINANCIAL INSTRUMENTS

                                        The   carrying   values   of   financial
                                        instruments   including  cash  and  cash
                                        equivalents,   accounts  receivable  and
                                        accounts payable approximate fair value due to the relatively short maturities of these instruments. The fair value of long-term debt is based on quoted market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities.

                                 (q)    PRESENTATION OF PRIOR YEAR DATA

                                        Certain reclassifications have been made to conform prior year data with the current presentation.

2.   GOING CONCERN       The Company has incurred  significant  recurring losses
                         from  operations  since  inception.  For the year ended
                         December 31, 1996,  the Company  reported a net loss of
                         approximately  $13.8  million,  and as of December  31,
                         1996 had a working  capital  deficit  of  approximately
                         $5.7  million and  partners'  deficit of  approximately
                         $4.1 million.  The Company's poor operating results are
                         primarily  attributed to the Complex being in its early
                         stages of  operation.  The  Company  has also  incurred
                         higher  than   anticipated   capital   expenditures  in
                         connection with the  construction at the Chelsea Piers,
                         which,   together  with  the   recurring   losses  from
                         operations, has placed a significant cash burden on the Company. These circumstances raise substantial doubt about the Company's ability to continue as a going concern.

                         In order to improve cash flow, the Company has renegotiated its lease with the Department of Transportation. The amended lease calls for a significant deferral of rent payable over the next several years (see Note 5). The Company is also currently negotiating to refinance its long-term debt, and has borrowed approximately $3.5 million from certain partners to provide working capital. Although these steps improve cash flow, the Company believes it will have cash flow deficits for the foreseeable future. Although the Company has received capital contributions from certain of its partners in the past, there can be no assurances that this will continue or that the Company will be able to refinance its long-term debt.

                         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; they do not include adjustments relating to the recoverability of recorded amounts and classification of recorded assets and liabilities.

3.   PROPERTY AND        Major classes of property and equipment  consist of the
     EQUIPMENT           following:



                          December 31,                      1996           1995
                          ------------               -----------    -----------

                          Furniture and fixtures     $ 1,295,163    $   821,311
                          Machinery and equipment      2,402,322      1,508,077
                                                     -----------    -----------
                                                       3,697,485      2,329,388

                          Accumulated depreciation    (1,214,777)      (380,287)
                                                     -----------    -----------
                                                     $ 2,482,708    $ 1,949,101
                                                     ===========    ===========



4.   LONG-TERM DEBT     On June 27, 1994, CP Funding  Corp.  (the  "Issuer"),  a
                        wholly-owned   subsidiary   of   and   agent   for   the
                        Partnership,  issued  $53,950,000  of 12-1/2% A Discount
                        First  Mortgage  Notes (the "A Notes") and $3,090,000 of
                        11% B  Discount  First  Mortgage  Notes  (the "B Notes")
                        (collectively,  the "Notes").  The offering  resulted in
                        gross  proceeds  of  $42,504,000  for  the A  Notes  and
                        $2,503,000  for the B Notes.  The funds were invested in
                        short-term   liquid   investments   and  their  use  was
                        restricted primarily for the payment of improvements at the Chelsea Piers.

                        The A Notes mature on June 15, 2004. The B Notes mature on June 15, 2009. The outstanding Notes bear interest at 12-1/2% annually for the A Notes and 11% annually for the B Notes. This interest will be payable semi-annually on June 15 and December 15 commencing December 15, 1996. From the time of issuance until June 15, 1996, discount will accrete on the Notes at the above-mentioned rates.

                        Holders of the B Notes are also entitled to receive contingent interest in an amount equal to 36.34% of the Company's distributable cash, as defined in the bond indenture. These payments are due each June 15 and December 15 and continue until June 15, 2009. The Company was not required to pay additional interest with respect to the B Notes in 1996.

                        Annual principal payments on the A Notes of approximately $4.25 million are required on June 15 of each year commencing June 15, 1999 and continuing until maturity. No annual principal payments are required on the B Notes prior to maturity. Holders of the Notes have the option to require the purchase of the Notes if there is a change in control of the Company (as defined in the bond indenture).

                        The A Notes are redeemable in whole or in part at the option of the Issuer at any time on or after June 15, 1999. They are redeemable initially at 106.25% of their face amount, declining to 100% of their face amount on or after June 15, 2001. Accrued interest is also payable at the time of redemption.

                        The Company's obligation to pay principal and interest on the Notes is secured by liens on certain collateral in the form of a mortgage representing a first priority lien on the Company's leasehold interest in the land and buildings and other improvements located at the Chelsea Piers. The Notes contain covenants limiting the Company's ability to create liens, sell assets, engage in mergers and consolidations, amend its partnership agreement in a manner adverse to the holders of the Notes or conduct other businesses.

5.   LEASES             On June 24, 1994 (as amended on October 22,  1996),  the
                        Company entered into a 10-year lease with the Department
                        of  Transportation of the State of New York (the "DOT"),
                        for the Chelsea Piers  property.  The lease, as amended,
                        provides for  extension  options that extend the maximum
                        potential  term of the lease to 48 years and 11  months,
                        subject to renewal at ten year intervals  based upon the
                        Company    substantially    complying   with   specified
                        performance criteria.

                        In addition, the Company was required to expend not less than $50,000,000 in connection with the erection, construction and renovation of the premises which, under the lease, constitutes additional rent allocated pro rata over the 10-year life of the lease. The unamortized portion of these costs is classified in the balance sheet as prepaid rent. The lease provides generally, that if it is not renewed beyond its initial 10-year term, except by reason of termination after an event of default, the DOT is required to pay the Company an amount equal to the depreciated value of these costs, employing the life and method prescribed under a specified section of the Internal Revenue Code.

                        Annual base rent under this lease is $2,420,000, subject to adjustment every two years based on the consumer price index. Additionally, 75% of the amount that would otherwise constitute base rent payable for the period July 1, 1996 through June 30, 1998 and 50% of the amount that would otherwise constitute base rent payable for the period July 1, 1998 through June 30, 1999 will be paid in either a single lump sum on July 1, 2001 or in monthly installments over 10 years with interest on the unpaid amount accruing at a rate of 5% per annum. Rent expense is recognized on a straight-line basis, with the difference between the expense and amounts payable resulting in an adjustment to prepaid rent. The 10-year obligation of the Company under the lease is guaranteed by Silver Screen Management, Inc. and Silver Screen Management Services, Inc., companies which have substantial common ownership with the GP.

                        The base rent is payable in monthly installments and reduced by a $600,000 credit relating to rent paid under a prior interim lease and by half of the cost of certain roof repairs (not to exceed $1,000,000) and other credits not to exceed $200,000 for the term of the lease and $50,000 per year. Additionally, the Company is entitled to approximately $240,000 in credits relating to the period of time that the DOT occupied a portion of the piers. For the years ended December 31, 1996 and 1995, the Company received $250,000 and $550,000, respectively, relating to roof repairs (included as a reduction of prepaid rent), and approximately $285,000 and $840,000, respectively, in other credits.

                        The following is a schedule by year of future minimum rental payments required under operating leases (as amended) before the above-listed deductions and adjustments:


                        Year ending December 31,
                        --------------------------------------------------------
                        1997                                       $     489,000
                        1998                                             957,000
                        1999                                           2,115,000
                        2000                                           2,939,000
                        2001                                           3,389,000
                        Thereafter                                    12,678,000
                        ========================================================


                        The above table does not include amortization of the prepaid rent.

                        The following is a schedule by year of future rent receivable under operating subleases:


                        Year ending December 31,
                        --------------------------------------------------------
                        1997                                        $  4,149,000
                        1998                                           3,957,000
                        1999                                           4,100,000
                        2000                                           4,188,000
                        2001                                           4,152,000
                        Thereafter                                    10,825,000
                        ========================================================

                        In addition to the base rent, certain subleases also provide for payment of percentage rent relating to the gross receipts of the sublessee, if such percentage rent exceeds the base rent. Rental income, which is included with revenues, for the years ended December 31, 1996, 1995 and 1994 was approximately $4,522,000, $2,470,000 and $2,016,000, respectively.

6.   CONSTRUCTION COSTS The Company has an agreement with a contractor,  whereby the Company is to pay $1,200,000 in 1997 and $700,000 in 1998 relating primarily to construction services previously rendered. The Company has temporarily suspended payments to the contractor due to the cash constraints as described in Note 2. The Company also entered into an agreement with a former sublessee, from which the Company purchased certain equipment and leaseholds. The agreement calls for monthly payments of $6,111, including interest, from April 1996 thorough April 2012.

7.   NOTE PAYABLE -
      BANK During 1996, the Company entered into a one year demand grid note with Republic National Bank, with maximum borrowings up to $1,000,000. The note bears interest of 2.5% above LIBOR and is guaranteed by Roland W. Betts. At December 31, 1996, no amounts were outstanding on the note.

8.   NOTES PAYABLE -
      PARTNERS In December 1996, Roland W. Betts and Tom A. Bernstein loaned $3,541,825 to the Company through the issuance of promissory notes for the purpose of meeting the December 15, 1996 interest payment on the "A" and "B" Notes (see
                        Note 4). The promissory notes bear interest of 12.5% and mature December 2001. One of the promissory notes is collateralized by a secured lien on certain non-real estate assets of the Company, and the other by a first lien on the equipment in respect of which the financing represented by the note was incurred. The notes are subordinate to the "A" and the "B" Notes. Repayment provisions allow the Company to prepay some or all of the amounts oustanding prior to maturity. In January and February of 1997, the Company made payments on the promissory notes aggregating approximately $1.6 million, $900,000 of which came from a draw down on Note Payable
                        - Bank (see Note 7).

9.   LICENSE AGREEMENT  Sky  Rink,  a  nonprofit   corporation  and  the  former
                        operator of an indoor ice skating  facility,  has agreed
                        to license the name "Sky Rink", and variations  thereof,
                        to the Company in  connection  with the  operation of an
                        indoor ice skating  facility.  The term of the agreement
                        is 20 years. Under the license agreement, the Company is
                        required to pay Sky Rink 0.75% of its gross skating rink
                        operating  income,  starting in 1996. For the year ended
                        December  31,  1996,   payments   required   under  this
                        agreement were minimal.

10.   SPONSORSHIP
       INCOME The Company has entered into various sponsorship agreements calling for minimum sponsorship payments to the Company of approximately $1,043,000 in 1997, $685,000 in 1998 and $226,000 in 1999. Sponsorship
                        income, which is included in revenues, amounted to approximately $990,000 during the year ended December 31, 1996.

11.   SIGNIFICANT
       CUSTOMERS        Revenues from two customers  accounted for approximately
                        12%  and  11% of  total  revenues  for  the  year  ended
                        December 31, 1994. No customers represented more than 10% of revenue in 1995 or 1996.

12.   STATEMENTS OF
       CASH FLOWS       (a)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION



                         Year ended December 31,           1996     1995    1994
                         -------------------------------------------------------
                         Interest paid               $3,541,000       $-      $-
                         =======================================================

                         (b)  NONCASH FINANCING ACTIVITIES

                              During 1996, the Company financed construction costs of $1.9 million and the acquisition of certain equipment and leaseholds of $688,000.

                              During 1994, approximately $3.4 million in partner advances was converted to capital.